Exhibit 21.1
Subsidiaries of the Registrant - 2016
The following are wholly-owned subsidiaries of the registrant, Masimo Corporation, a Delaware corporation:

Name of Subsidiary	State or Jurisdiction of Incorporation or Organization
Masimo Americas, Inc.	Delaware
Masimo de Mexico Holdings I LLC	Delaware
Masimo de Mexico Holdings II LLC	Delaware
Masimo Holdings LLC	Delaware
SpO2.com, Inc.	Delaware
SEDLine, Inc.	Delaware
Masimo Australia Pty Ltd	Australia
Masimo Öesterreich GmbH	Austria
Masimo Importacao e Distribuicao de Produtos Medicos Ltda	Brazil
Masimo Holdings LP	Cayman
Masimo China Medical Technology Co., Ltd.	China
Masimo Europe Ltd.	England and Wales
Masimo Hong Kong Limited	Hong Kong
Masimo Medical Technologies India Private Limited	India
Masimo Japan Kabushiki Kaisha	Japan
Masimo Mexico, S.A. de C.V	Mexico
Masimo Canada ULC	Nova Scotia
Masimo Peru Srl	Peru
Masimo Asia Pacific PTE. Ltd.	Singapore
Masimo International SARL	Switzerland
Masimo International Technologies SARL	Switzerland
Masimo Medikal Ürünler Ticaret Limited Şirketi	Turkey
Masimo Semiconductor, Inc.	Delaware
Masimo Sweden AB	Sweden
52 Discovery, LLC	California
Masimo 25 Sagamore, LLC	New Hampshire
Masimo Korea, LLC	South Korea